EXHIBIT 11.2

                                RJR NABISCO HOLDINGS CORP.
                             COMPUTATION OF EARNINGS PER SHARE

                      (Dollars in Millions Except Per Share Amounts)

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                                                                                  Six Months                     Six Months
                                                                                    Ended                           Ended
                                                                                 June 30,1994                    June 30,1993
                                                                            ------------------------       -------------------------


                                                                                           Fully                          Fully
                                                                             Primary      Diluted (A)       Primary      Diluted (A)
                                                                            ----------    ----------       ----------    -----------

Average number of common and common equivalent shares
     outstanding during the period (in thousands):
     Common Stock and Series A Depositary Shares issued and
          outstanding at beginning of period..............................   1,348,011     1,348,011        1,344,649     1,344,649

     Average number of shares of common stock and Series C
          Depositary Shares issued during the period (including
          shares of common stock issued during the period through
          the exercise of options and/or conversion of redeemable
          convertible preferred stock)....................................      81,381        81,381            2,670         2,670
     Average number of shares related to value of restricted stock
          earned during the period........................................           -             -              643           643
     Average number of stock warrants and options outstanding during
          the period and shares issuable under performance shares granted.      13,069        13,686            7,252         7,252
     Shares issuable upon conversion of redeemable convertible
          preferred stock.................................................           -             -                -        11,203
     Shares issuable upon conversion of ESOP convertible preferred
          stock...........................................................           -        15,534                -        15,624

     Shares issuable upon conversion of senior converting debentures......           -             -                -        11,096
                                                                            ----------    ----------       ----------    -----------
     Average number of common and common equivalent shares
          outstanding during the period...................................   1,442,461     1,458,612        1,355,214     1,393,137
                                                                            ==========    ==========       ==========    ===========

Income (loss) applicable to common stock:
     Income before extraordinary item....................................   $      386    $      386       $      352    $      352
     Interest on senior converting debentures (net of income taxes).......           -             -                -            17
     Preferred stock dividends............................................         (65)          (58)             (16)            -
     Income tax benefit on ESOP preferred stock dividends.................           -            (1)               3             -
                                                                            ----------    ----------       ----------    -----------
     Income before extraordinary item applicable to common stock..........         321           327              339           369
     Extraordinary item...................................................        (145)         (145)            (112)         (112)
                                                                            ----------    ----------       ----------    -----------
     Net income applicable to common stock...............................   $      176    $      182       $      227    $      257
                                                                            ==========    ==========       ==========    ===========

Income (loss) per common and common equivalent share:
     Income before extraordinary item....................................   $     0.22    $     0.22       $     0.25    $     0.27
     Extraordinary item...................................................        (.10)         (.10)           (0.08)        (0.08)
                                                                            ----------    ----------       ----------    -----------
     Net income...........................................................  $     0.12    $     0.12       $     0.17    $     0.19
                                                                            ==========    ==========       ==========    ===========


____________________
(A) For purposes of this Exhibit, the calculations of fully diluted earnings per share include common stock equivalents and other potentially dilutive securities that produce an anti-dilutive result.

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